Exhibit 99.1

UPS APPOINTS EVA BORATTO AND WAYNE HEWETT TO BOARD OF DIRECTORS

ATLANTA, September 10, 2020 – UPS (NYSE:UPS) today announced the election of Eva Boratto, Chief Financial Officer and Executive Vice President of CVS Health and Wayne Hewett, former Chief Executive Officer of Klöckner Pentaplast Group and of Arysta LifeScience Corporation, to the UPS Board of Directors, effective immediately.

“UPS has a robust process in place to identify and add talented leaders who will strengthen our board membership. In Eva and Wayne, we are adding two seasoned executives with diverse, global perspectives and deep subject matter expertise to support our strategic growth imperatives,” explained David Abney, UPS Executive Chairman.

Boratto, 54, has significant financial and strategic planning expertise. At CVS, she is responsible for all aspects of the company’s financial strategy and operations, including accounting and financial reporting, investor relations, mergers and acquisitions, treasury and capital planning, investments, risk management, tax, budgeting and planning, and procurement. Prior to CVS, Boratto served for 20 years at Merck in executive roles with responsibilities ranging from Reporting and Planning to Controller and Investor Relations. Prior to Merck, she was a Financial Analyst at Bristol-Myers Squibb. Boratto received a Bachelor’s of Science degree from Rutgers University, and an MBA from Drexel University.

Hewett, 55, currently serves as a senior advisor to Permira, a global private equity firm, as Non-Executive Chairman of DiversiTech Corporation, and as Non-Executive Chairman of Cambrex Corporation. Earlier in his career, he spent two decades at General Electric in roles including Vice President of Supply Chain and Operations, President and CEO of GE Advanced Materials, and other senior executive positions. Hewett earned Bachelor’s and Master’s of Science degrees in Industrial Engineering from Stanford University. He is a member of the Board of Directors at Wells Fargo and The Home Depot.

“We are thrilled to have Eva and Wayne joining our Board of Directors,” said UPS Chief Executive Officer Carol Tomé. “They each bring a unique set of skills to our board. Further, today’s appointment is a meaningful move in support of our commitment to diversity and inclusion.”

Boratto and Hewett will join the Board’s Audit Committee. These appointments will bring UPS’s total board membership to fifteen.

About UPS

UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. UPS was awarded America’s Best Customer Service company for Shipping and Delivery services by Newsweek magazine; Forbes Most Valuable Brand in Transportation; and top rankings on the JUST 100 list for social responsibility, the Dow Jones Sustainability World Index, and the Harris Poll Reputation Quotient, among other prestigious rankings and awards. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at ups.com/longitudes The company’s sustainability eNewsletter, UPS Horizons, can be found at ups.com/sustainabilitynewsletter. To get UPS news direct, follow @UPS_News on Twitter. To ship with UPS, visit ups.com/ship.

Contact:
UPS Media Relations 404-828-7123 pr@ups.com